PERSONAL AND CONFIDENTIAL
Monday, September 28, 2020 Molly Treese
510 Maysfield Road
Dayton, OH 45419

Dear Molly,
I am delighted to extend you this offer of employment with Teradata Corporation and its affiliates (“Teradata” or “Company”) as Chief Legal Officer & Corporate Secretary, based in San Diego, CA, and reporting to Steven McMillan, Chief Executive Officer, effective November 1, 2020 (the "Effective Date").
Base Salary: Your base salary, as of the Effective Date, will be paid at an annualized rate of $410,000.00, less applicable taxes and withholdings, and paid to you on Teradata’s normal bi-weekly payroll schedule.
Management Incentive Plan (MIP): In addition to your new base salary, you will participate in Teradata’s Management Incentive Plan (the “MIP”). Teradata's MIP is a performance-based annual incentive program for executive officers. Under the MIP, the Compensation and Human Resource Committee of the Board (the "Committee") establishes an annual bonus program based upon financial and/or strategic performance results achieved by Teradata, as well as your individual performance against your business objectives. As of the Effective Date, your new MIP target incentive opportunity shall equal 80% of your eligible gross base salary, which would bring your total targeted annual compensation to $738,000.00. In 2020, your annual target incentive will be prorated for the period of time you were in each role. MIP bonuses, if earned, will be paid in the first calendar quarter following the Plan year. No MIP award is guaranteed, and unless an exception applies as expressly set forth in the MIP, you must be employed by Teradata on the date MIP awards are paid to be eligible to receive an MIP award. The MIP is subject to amendment by Teradata in accordance with the terms of the Plan.
Annual Equity Award (Performance-Based / Restricted Share Units): You will continue to be eligible to participate in Teradata’s annual equity award program for executive officers. Annual awards are typically determined by the Committee together with the other independent members of the Board in the first quarter of each year and are generally compromised of a mixture of performance-based restricted share units (“PBRSUs”) and service-based restricted share units (“RSUs”). The precise nature of the award and vesting schedules will be determined by the Committee together with the other independent members of the Board in its discretion.
Subject to approval by the Committee, Teradata anticipates awarding you with a supplemental 2020 annual equity award with a target value of $1,000,000 (the “2020 Equity Award”). The actual number of shares for this supplemental 2020 Equity Award will be determined by dividing the target value by the preceding 20-day average of Teradata’s common stock prior to, but not including, the Effective Date. This supplemental 2020 Equity Award shall be effective November 2, 2020, the first business day following your promotion date and allocated 60% to PBRSUs (subject to a three (3)-year performance period commencing January 1, 2020 and achievement of the same goals applicable to other senior executives of Teradata) and 40% to RSUs (vesting in three (3) equal annual installments as of November 1, 2020). The Annual Equity Award will be governed by the terms and conditions of the Teradata 2012 Stock Incentive Plan, as amended (“Plan”) and your PBRSU and RSU equity award agreements, which you will be required to accept in connection with the award.
In addition, for avoidance of doubt, with respect to the settlement of the supplemental PBRSU award, the award will distribute any vested shares earned in connection with such awards promptly after the performance achievement is certified by the Committee in the first quarter following the end of the applicable performance period. The RSU portion of this supplemental award will vest in three (3) equal annual installments aligned to the grant date of November 1, 2020.
Executive Severance Plan and Change in Control. You will continue to participate as a Level I participant in the Teradata Executive Severance Plan and a participant in the Teradata Change in Control Plan. These plans are subject to amendment or termination by Teradata in accordance with their terms, and your participation is subject to your signing a participation agreement under the ESP.
Stock Ownership Guidelines: Executive positions are subject to Teradata's Stock Ownership Guidelines holding requirement as established by the Committee (currently, 3X annual base pay for Officers), which are subject to change from time to time in the Committee’s discretion.
Benefits: As an employee of the Company, you will continue to be eligible to participate in the standard benefit plans offered to similarly situated employees by Teradata, subject to plan terms and generally applicable company policies. Teradata may change its benefit programs from time to time in its discretion.
This letter, together with the Employee Confidential Information and Inventions Assignment Agreement you signed upon hire, forms the complete and exclusive statement of your employment agreement with Teradata. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to Teradata's discretion in this letter, require a written modification signed by an officer of Teradata.
Molly, we are excited to provide this offer and look forward to the continued contributions you bring to Teradata; I hope you share this enthusiasm. This offer assumes a promotion date of November 1, 2020 (the Effective Date), unless otherwise mutually agreed.
If you have any questions regarding the details of this offer, please do not hesitate to contact me. Sincerely,

Steve McMillan
President & Chief Executive Officer

I, Molly Treese, have read this letter and the attached employment Agreement and agree to accept the offer made in this letter. I understand and agree my employment is subject to the terms outlined in the attached employment Agreement.
Signed:             Print Name:          Date :
ATTACHMENT A CONDITIONS OF EMPLOYMENT
Teradata requires employment candidates to successfully complete various employment documentation and processes. This offer of employment is conditioned upon your satisfying and agreeing to the criteria outlined below. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. You assume any and all risks associated with terminating any prior or current employment or making any financial or personal commitments based upon Teradata’s conditional offer.
Pre-employment Background and Reference Checks: This offer of employment is conditioned upon successful completion of a background and reference checks. By accepting this offer and these conditions you will agree to provide Teradata permission to conduct both of these checks and release the results to Teradata designated officials.

Following acceptance of the offer you will receive an e-mail with the subject Action Required to Complete Background Check for Teradata Employment with a link to initiate the background check process. Please submit your information within three days of receipt of the link.
U.S. Employment Eligibility. As required by federal law, you must provide satisfactory proof of your right to work in the United States. You will be required to complete an I-9 form and submit acceptable documentation (as noted in the I-9 form) verifying your identity and work authorization within three (3) days of your employment start date.
Confidential Information. You must read, execute, and agree to abide by Teradata’s Employee Confidential Information and Invention Assignment Agreement, which prohibits unauthorized use or disclose of Teradata’s proprietary information, among other obligations.
Mutual Agreement to Arbitrate. You must read, execute, and agree to abide by Teradata’s Mutual Agreement to Arbitrate all Employment Related Claims, which provides for final and binding arbitration of any unresolved employment-related disputes that may arise between you and Teradata.
Code of Conduct & Conflicts of Interest Certifications. You agree to read and abide by Teradata’s Code of Conduct and to disclose in writing all actual and potential conflicts of interest which pertain to you. Teradata’s Code of Conduct, which includes the contact information for Teradata’s Ethics Helpline, will be provided to you on your first day of employment, and can also be accessed here: https://assets.teradata.com/pdf/Code-of-Conduct.pdf. You will be required to take Teradata’s Code of Conduct training and certify in writing your commitment to reading and complying with the Code of Conduct and disclosing all conflicts in interest no later than thirty (30) days after your employment start date. An email with a link to the training will be sent you on or shortly after your start date of employment.
No Employment Restrictions. By accepting and signing this document, you certify to Teradata that you are not subject to any restrictions by virtue of any prior employment which would preclude or restrict you from performing the position being offered in this letter, such as non-competition, non-solicitation, or other work-related restrictions. This offer is further conditioned upon Teradata confirming that there are no export restrictions applicable to your employment
No Improper Use of Information of Prior Employers and Others. Teradata respects the intellectual property rights of other companies. You should not bring with you to your Teradata position any confidential information, including trade secrets, of any former employer or another person to whom you have an obligation of confidentiality, nor in any other way disclose or use such information while employed by Teradata. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by Teradata. Your managers and colleagues will be instructed to not accept any such confidential information of another company, and you will be subject to discipline up to and including termination of employment for disclosure of such information.
Employment At-Will. This document reflects the general description of the terms and conditions of your employment with Teradata. Teradata has in place other policies that govern your employment relationship with Teradata, which may change from time-to-time in its discretion. Your offer letter, this attachment, and these policies are not a contract of employment for any definite duration of time. Your employment at Teradata will be “at-will”, meaning either you or Teradata have the right to discontinue the employment relationship with or without cause at any time and for any reason whatsoever. Your employment-at-will status can only be modified in a written agreement signed by you and by an officer of Teradata.

Acknowledged and Agreed Signature:
Date: